Exhibit 99.1

News from

Buckeye
FOR IMMEDIATE RELEASE
                                   Contacts: Merfin Systems
1-800-874-6373
Buckeye Technologies Inc.
Steve Dean, Vice President
and Chief Financial Officer
901-320-8352
Chad Foreman
Investor Relations Manager
901-320-8828
Website: www.bkitech.com

MERFIN ANNOUNCES GREEN SEAL CERTIFICATION

KING, NC March 9, 2007 - Merfin® Systems Inc. today announced the Green Seal® certification of eighteen towel and tissue products for the away-from-home paper market.

Merfin Systems’ support for environmentally conscious products that preserve natural resources has been certified by the largest ecolabeling organization in the United States. Each of the certified products meets Green Seal’s® environmental standard for recycled content, including post-consumer recycled content, bleaching, deinking and packaging. Merfin’s entire EcoPlus® and VersaCore™ towel and tissue product lines are now environmentally certified and available in controlled dispensing systems that reduce consumption, waste and labor costs. The newly certified products are a key component of Merfin’s environmental awareness program for consumers of paper products in municipal, academic and institutional markets.

Merfin Systems, a leading manufacturer of valued-added paper systems, is based in King, North Carolina and is a wholly-owned subsidiary of Buckeye Technologies Inc. (NYSE:BKI). Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods. Green Seal® is a registered trademark of Green Seal, Inc. in Washington, DC and is used by permission.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.